Exhibit 21.1

Subsidiaries of US Airways Group, Inc.

Airways Assurance Limited LLC

Incorporated under the laws of Bermuda.

Allegheny Airlines, Inc. (operates under the trade name “US Airways Express”)

Incorporated under the laws of the State of Delaware.

Material Services Company, Inc.

Incorporated under the laws of the State of Delaware.

MidAtlantic Airways, Inc.

Incorporated under the laws of the State of Delaware.

Piedmont Airlines, Inc. (operates under the trade name “US Airways Express”)

Incorporated under the laws of the State of Maryland.

PSA Airlines, Inc. (operates under the trade name “US Airways Express”)

Incorporated under the laws of the State of Pennsylvania.

US Airways, Inc.

Incorporated under the laws of the State of Delaware.

US Airways Leasing and Sales, Inc.

Incorporated under the laws of the State of Delaware.